Exhibit 10.5

SUPPLEMENTAL AGREEMENT TO YACHT SALES CONTRACT

Unofficial English Translation of the Chinese Original

Contract No.: CO-VVAC-CAEV1EV58-250112

Party A (Seller): VIVIC CORP.

Party B (Buyer): ACEL POWER INC.

Whereas Party A and Party B entered into the Yacht Sales Contract, Contract No. CO-VVAC-CAEV1EV58-250112 (the “Original Contract”), on January 29, 2024, the parties, through equal and amicable negotiations, hereby enter into this Supplemental Agreement with respect to the extension of the delivery deadline under the Original Contract and agree as follows:

Article 1 – Confirmation of Reason for Extension

The parties jointly confirm that the Original Contract provided for a delivery period of six (6) months following execution of the contract. However, because Party B’s upstream supplier failed to deliver the electric propulsion systems required for the three yachts involved in the transaction (EV1-1, EV1-2 and EV58) to the coastal Fujian production facility designated by Party A, Party A was unable to complete the modification, assembly and delivery of the yachts within the schedule specified in the Original Contract. The responsibility for such delayed delivery is attributable to Party B and its upstream supplier.

Article 2 – New Delivery Deadline

The parties agree that the delivery date for all three yachts under the Original Contract shall be extended to August 10, 2027. The delivery location shall remain the coastal Fujian production facility specified in the Original Contract. All other provisions concerning delivery standards, acceptance procedures, quality warranties, allocation of expenses and related matters shall remain unchanged and continue to be governed by the Original Contract.

Article 3 – Liability for Delayed Delivery and Treatment of Advance Payment

1. The parties establish March 1, 2027 as a key milestone. Party B shall ensure that its upstream supplier delivers the complete electric propulsion systems meeting the applicable modification standards to Party A’s designated coastal Fujian production facility by such date.

2. If, as of March 1, 2027, Party B’s supplier has not completed delivery of the electric propulsion systems to Party A’s facility, and such failure directly results in Party A remaining unable to complete delivery of the three yachts by August 10, 2027, the parties mutually acknowledge and agree that Party A shall not be required to refund to Party B any portion of the advance payment previously paid by Party B, namely the initial 25% yacht payment of US$540,748.00 as provided in Article 3, Section 5 of the Original Contract.

3. Following the non-refund of the foregoing advance payment, the Original Contract shall automatically terminate, and neither party shall have the right to assert against the other party any additional claim for liquidated damages, compensation, modification costs, storage costs, attorneys’ fees, arbitration fees or any other damages or losses.

Article 4 – Other General Provisions

1. This Supplemental Agreement modifies only the delivery deadline under the Original Contract and the corresponding rules governing delayed delivery. All other provisions of the Original Contract, including those relating to yacht specifications, price and payment, intellectual property, confidentiality, warranties, dispute resolution and governing law, shall remain in full force and effect and continue to be binding upon both parties.

2. This Supplemental Agreement constitutes an integral part of the Original Contract and shall have the same legal effect as the Original Contract. In the event of any conflict between this Supplemental Agreement and the Original Contract, the provisions of this Supplemental Agreement shall prevail.

3. The governing law and arbitration provisions set forth in Article 6 of the Original Contract shall continue to apply in full. The laws of England and Wales shall apply. If a dispute cannot be resolved through negotiation, it shall be submitted to arbitration in Singapore before a sole arbitrator in accordance with the ICC Arbitration Rules, and the language of arbitration shall be English.

4. This Supplemental Agreement is executed in two (2) counterparts, with each party retaining one counterpart, and shall become effective upon affixing the parties’ corporate seals and execution by their authorized representatives.

[Signature Page]

Party A (Seller): VIVIC CORP.	Party B (Buyer): ACEL POWER INC.
Authorized Representative Signature/Seal:	Authorized Representative Signature/Seal:

Date: June 30, 2026	Date: June 30, 2026